Exhibit 99.1

Election Results Force Cash America to Make Tough Decisions

FORT WORTH, Texas--(BUSINESS WIRE)--November 5, 2008--Votes to repeal a portion of Ohio’s new short-term loan statute fell short of the amount necessary to leave the existing cash advance product in place for Ohio consumers. As a result of this vote, Cash America International, Inc. (NYSE: CSH) will proceed with its previously announced plans and intends to close approximately one-third of its Ohio lending locations over the next few months. The locations slated for closure are in various markets throughout the state and operate under the trade name, Cashland.

“We respect the democratic process and thank the voters who came out to the polls to support the cash advance product,” said Daniel R. Feehan, president and chief executive officer of Cash America International, Inc. “Sadly, this outcome will force us to close about 43 of our Cashland lending locations, leaving about 150 of our hard-working coworkers without jobs.”

The Cashland locations that remain open will begin offering customers alternative services including short-term unsecured loans governed by a different statute and, in most shops, both gold-buying and/or pawn lending services.

“This was a hard fought loss for the industry, but more importantly it will hurt consumers who have nowhere else to turn for short-term credit and they will incur higher costs associated with bank overdraft fees, late fees and penalties on items such as utility bills and credit cards,” said Feehan. “As an industry, we did everything we could through efforts like the ‘Vote NO on Issue 5’ campaign to avoid loss of jobs and credit options, as well as to prevent negative economic impacts in the state through the loss of jobs and the closing of many places of business.”

Calling for the repeal of a portion of Ohio HB 545 was necessary, said Feehan. The bill calls for an annual rate cap of 28 percent, which isn’t economically feasible for store front providers of small short-term loans to customers. The new law reduces the fee charged on a $100 two week loan to $1.08 (less than 10 cents a day). “There is no way to sustain a viable store front business by offering small, short-term unsecured consumer credit at this rate,” said Feehan.

“As a Company committed to helping people, we will do our best to continue doing business in Ohio by offering other products and services. We assured our coworkers in Ohio that we would do everything we could to save their jobs,” said Feehan. Many Cashland stores are already offering gold buying services for customers who want to sell their jewelry and many will be offering pawn loans secured by jewelry in the coming weeks. In addition, we will soon launch an alternative short-term loan product under the Ohio Mortgage Loan Act in our Ohio lending locations.

Cash America also reported that the industry supported ballot initiative in Arizona to preserve the cash advance option for Arizona consumers by extending the current cash advance statute beyond its currently-scheduled expiration date of July 1, 2010 was also unsuccessful. The industry will continue working with Arizona legislators in 2009 in an effort to extend or repeal the expiration date and to incorporate new consumer protection measures in the existing statute.

The results of the Ohio and Arizona elections have no impact on the earnings guidance released by the Company on October 23, 2008 which excluded any one-time charges related to store closures. As discussed in the Company’s October 23rd press release, results for the fourth quarter of 2008 and for fiscal year 2009 contemplated alternative products at lower yields with fewer locations. The Company expects that it will incur one-time non-recurring charges of approximately $2.5 million related to store closures.

Cash America International, Inc. is a provider of specialty financial services to individuals in the United States with 926 total locations as of September 30, 2008. Cash America is the largest provider of secured non-recourse loans to individuals, commonly referred to as pawn loans, through 502 locations in 22 states under the brand names Cash America Pawn and SuperPawn. The Company also offers short-term cash advances in many of its locations including 290 locations that offer this service under the brand names Cash America Payday Advance and Cashland. Short-term cash advances are also offered over the Internet to customers in 33 states in the United States and in the United Kingdom at http://www.cashnetusa.com and http://www.quickquid.co.uk, respectively. In addition, check cashing services are provided through its 134 franchised and Company-owned “Mr. Payroll” check cashing centers.

For additional information regarding the Company and the services it provides, visit the Company’s websites located at:

http://www.cashamerica.com	http://www.cashnetusa.com
http://www.cashlandloans.com	http://www.quickquid.co.uk

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements about the business, financial condition and prospects of Cash America International, Inc. and its subsidiaries (the “Company”). The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including, without limitation, changes in demand for the Company's services, the actions of third parties who offer products and services at the Company’s, locations, fluctuations in the price of gold, changes in competition, the ability of the Company to open new operating units in accordance with its plans, economic conditions, real estate market fluctuations, interest rate fluctuations, changes in foreign currency exchange rates, changes in the capital markets, changes in consumer credit, tax and other laws and governmental rules and regulations applicable to the Company's business, the ability to successfully integrate newly acquired businesses into the Company’s operations and other risks indicated in the Company's filings with the Securities and Exchange Commission. These risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward looking statements. When used in this release, terms such as “believes,” “estimates,” “plans,” “expects,” “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.

CONTACT:
Cash America International, Inc.
Thomas A. Bessant, Jr., 817-335-1100
Executive Vice President and CFO
or
Mary Jackson, 817-335-1100, ext. 1623
Senior Vice President/Government Relations